Exhibit 99.5

FORM OF

BENEFICIAL OWNER ELECTION FORM

OPEXA THERAPEUTICS, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the rights offering (the “Rights Offering”) by Opexa Therapeutics, Inc., a Texas corporation (the “Company”), of non-transferable subscription rights (the “Subscription Rights”) to purchase units (the “Units”), each such Unit comprised of a share of the Company’s common stock, $0.01 par value (“Common Stock”), and a warrant to purchase an additional share of Common Stock.

This will instruct you whether to exercise Subscription Rights to purchase Units distributed with respect to the shares of the Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus. (Check the applicable boxes and provide all required information.)

☐	Please DO NOT EXERCISE SUBSCRIPTION RIGHTS for Units.

☐	Please EXERCISE SUBSCRIPTION RIGHTS for Units as set forth below:

	No. of Units		Per Unit Subscription Price		Payment

Basic Subscription Right	[ ]	X	$[ ]	=	$[ ]

Over-Subscription Privilege	[ ]	X	$[ ]	=	$[ ]

		Total Payment Required			$[ ]

☐	Payment in the following amount is enclosed $ (must match Total Payment Required above)

☐	Please deduct payment from the following account maintained by you as follows:

Type of Account:

Account No.:

Amount to be deducted: $

I (we) on my (our) own behalf, or on behalf of any person(s) on whose behalf, or under whose directions, I am (we are) signing this form:

—	irrevocably elect to purchase the number of Units indicated above upon the terms and conditions specified in the Prospectus; and
—	agree that if I (we) fail to pay for the shares I (we) have elected to purchase, the exercise will be invalid.

Signature:

Name:

Title:

Address:

Telephone:

Date:	, 2015